EXHIBIT 10.1

                     BATTLE MOUNTAIN GOLD EXPLORATION CORP.
                  One East Liberty Street, Sixth Floor, Suite 9
                               Reno, Nevada 89504
                     Phone: 775-686-6081  Fax: 775-686-6066

                                November 26, 2005

Mr. Wade A. Hodges
Mr. Kenneth N. Tullar
Mr. Paul M. Taufen
Nevada Gold Exploration Solutions, LLC
101 Brownstone Drive
Reno, Nevada 89512

Subject:  Letter of Intent - Acquisition Agreement

Dear Wade, Ken and Paul:

Battle Mountain Gold Exploration Corp. ("BMGX") proposes acquiring the balance of Pediment Gold LLC ("PGL") to continue to explore the Nevada Great Basin using Nevada Gold Exploration Solutions' (Nevada Gold Exploration Solutions, LLC or "NGXS") proprietary Water Chemistry Database, GIS Database, Sampling Protocol and Vapor Phase Geochemistry. In reliance upon our mutual negotiation of a definitive agreement for the purchase of PGL, BMGX will fund the 2005 Field Reconnaissance Program to completion a maximum amount of $150,000.

This letter of Intent contains the outline of terms ("Non-binding Terms") to be memorialized in a definitive acquisition agreement that we intend to be the final, binding, written expression of our agreement. This letter of Intent also proposes interim procedures to be followed by the parties until a definitive agreement can be realized ("Binding Terms").

Non-Binding Terms

1. BMGX will transfer an additional one million (1,000,000) share of BMGX's stock to the members of NGXS in exchange for one hundred percent (100%) of PGL.

2. This acquisition includes the Hot Pot project area, the Fletcher Junction project area and all mineral prospects identified or acquired in Nevada as part of the 2004 and 2005 field reconnaissance programs.

3. BMGX will transfer an additional two million (2,000,000) shares of BMGX's stock to the member of NGXS in exchange for the exclusive rights to its proprietary water chemistry database, GIS database, water sampling protocol and vapor phase geochemistry.

4. NGXS will retain the exclusive rights to its proprietary water chemistry database, GIS database and proprietary water sampling protocol for world-wide application outside of Nevada.

5. NGXS shall have the right of first refusal of an prospect not acquired (leased, staked, or otherwise), or acquired and subsequently rejected, by BMGX. A rejected property is one that BMGX has decided no to evaluate or advance for any reason. Prospects identified by PGL's 2004 and 2005 exploration programs shall be the sole domain of BMGX until January 1, 2008. Upon expiration, either party may acquire any of the available prospects for their own account without any consideration to the other party. Likewise, any future BMGX exploration for a given calendar year shall be the exclusive domain of BMGX for the following 24 months, after which NGXS may compete and acquire land.

6.   On a quarterly or semi-annual basis, under the direction of Wade
     Hodges and/or Kenneth Tullar, a recommended field program, schedule and budget for the following quarter or semi-annual period will be submitted to the Company's management and/or Board of Directors for review and approval.

7. The Acquisition Agreement will replace the Members' Agreement and Operating Agreement between BMGX and NGXS in its entirety and will constitute the entire agreement between the parties.

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Binding Terms

1. NGXS grants BMGX an exclusive option ("Option") to purchase PGL, the proprietary water chemistry database, GIS database, water sampling protocol and vapor phase geochemistry and a suspension of payment obligations until March 31, 2006 in order for BMGX to complete certain financing activities.

2. Within five business days of signing this Letter of Intent, $150,000 (as referenced in the first paragraph of this Letter of Intent) will be deposited in the PGL account.

3. Upon completion of the field work for the 2005 field reconnaissance program, Wade Hodges and Ken Tullar will compile and present to the Company's management and/or Board of Directors the program's results before January 31, 2006. The compilation will include prioritized recommendations (based on sampling results, geology, land status, etc.) for land acquisitions and site- specific work recommendations ( to include descriptions of the work, work sequences, itemized costs and time requirements)from the site identified from the 2004 and 2005 field reconnaissance efforts.

4. The parties intend to execute the formal Acquisition, replacing this Letter of Intent, by March 31, 2006.

5. By January 31, 2006, BMGX will deliver to an escrow account 3,000,000 share of the Company's common stock for distribution to NGXS. Upon BMGX's completion of it's financing for a minimum of eight million dollars ($8,000,000), the purchase of the Repadre assets and the signing of a formal acquisition agreement for PGL, the BMGX shares will be distributed to NGXS.

6. Execution of the formal Acquisition Agreement is contingent upon completion of the Repadre transaction.

7. Should BMGX not complete its financing and/or not move forward with the Repadre transaction and/or choose not to continue funding PGL activities, BMGX and NGXS will immediately meet to equitably divide the assets developed from BMGX's investment in both PGL and the members of NGXS.

8. No terms of this agreement may be modified, changed or deleted without mutual consent by both parties.

Should you be in agreement with the terms of stated in this letter, please sing the duplicate copies of this Letter of Intent and return on to Battle Mountain Gold Exploration Corp.

Sincerely,

/s/ Mark Kucher
-------------------------------------
Mark Kucher
Chairman
Battle Mountain Gold Exploration Corp.

Agreed and accepted to the 26th day of November 2005.

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/s/ Wade A. Hodges                        /s/ Kenneth N. Tullar
-------------------------------------     ---------------------------------
Wade A. Hodges                            Kenneth N. Tullar
Member                                    Member
Nevada Gold Exploration Solutions, LLC    Nevada Gold Exploration Solutions, LLC


Paul M. Taufen
-------------------------------------
Paul M. Taufen
Member
Nevada Gold Exploration Solutions, LLC

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